Second Amended and Restated
Loan and Security Agreement
Borrowers:        NLIGHT, INC., a Delaware corporation

Address:        5408 NE 88th Street, Bldg. E
Vancouver, WA 98665

Date:            September 24, 2018
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into on the above date between PACIFIC WESTERN BANK, a California state chartered bank (“Lender”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and the borrower named above (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).
This Agreement amends and restates in its entirety the Loan and Security Agreement, dated March 13, 2014, between Borrower (formerly known as nLIGHT Photonics Corporation), Arbor Photonics, LLC (“Existing Co-Borrower”) and Lender (as successor in interest by merger to Square 1 Bank) as further amended and restated in its entirety by that certain Amended and Restated Loan and Security Agreement, dated as of March 28, 2018 (the “Prior Loan Agreement”). Except as provided by Section 9.23, any and all security agreements, pledge agreements, certified resolutions, guaranties, subordination agreements, intercreditor agreements, letter of credit agreements, treasury management agreements, and other documents, instruments and agreements relating to the Prior Loan Agreement continue in full force and effect and any references therein to the Prior Loan Agreement shall be deemed to refer to this Agreement. All existing loans and other extensions of credit made pursuant to the Prior Loan Agreement shall continue in effect and shall be governed by this Agreement and the other Loan Documents, and the present unpaid balances of the term loan, revolving loans and ancillary services outstanding under the Prior Loan Agreement on the date hereof shall constitute the opening balance of the new non-formula Revolving Loan and the Ancillary Services under this Agreement.
The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)
1.    LOANS.
1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the limits shown on the Schedule, subject to the provisions of this Agreement and subject to deduction of the Ancillary Services Reserves with respect to the Ancillary Services as Lender deems proper from time to time in its Good Faith Business Judgment.
1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s Revolving Loan account (and the same shall thereafter bear interest at the same rate as the other Revolving Loans) or any of Borrower’s deposit accounts with Lender (at Lender’s sole discretion).
1.3 Overadvances. If at any time or for any reason the total of all outstanding Revolving Loans and all other monetary Obligations exceeds the Credit Limit (as defined in the Schedule) (each, an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Without limiting Borrower’s obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.
1.5 Revolving Loan Requests. To obtain a Revolving Loan, Borrower shall make a request to Lender by facsimile, email or telephone (which notice shall be irrevocable). Revolving Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Lender may rely on any telephone request for a Revolving Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.
1.6 Ancillary Services Sublimit. Subject to the availability of Revolving Loans, at any time and from time to time from the date hereof through the Business Day immediately prior to the Maturity Date, Borrower may request the provision of Ancillary Services from Lender. The aggregate amount of the Obligations relating to Ancillary Services at any time shall not exceed the Ancillary Services Sublimit, and availability of Revolving Loans shall be reduced by reserves for Ancillary Services in an amount equal to the aggregate amounts of the following (the “Ancillary Services Reserves”): (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Lender in connection with other treasury management services requested by Borrower and approved by Lender. In the event at any time there are insufficient Revolving Loans available to Borrower for such reserves, Borrower shall deposit and maintain with Lender cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. In addition, Lender may, in its sole discretion, charge as Revolving Loans any amounts for which Lender becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Lender’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute, to the extent not already executed.
1.7 Letters of Credit. Subject to Section 1.6 above, at the request of Borrower, Lender may, in its Good Faith Business Judgment, issue or arrange for the issuance of Letters of Credit for the account of Borrower, in each case in form and substance satisfactory to Lender in its sole discretion. Borrower shall pay Lender’s standard fees and charges in connection with all Letters of Credit and all other all bank charges (including charges of Lender’s letter of credit department) in connection with the Letters of Credit (collectively, the “Letter of Credit Fees”). Any payment by Lender under or in connection with a Letter of Credit shall constitute a Revolving Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than six months after the Maturity Date. Borrower hereby agrees to indemnify and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and reasonable attorneys’ fees incurred by Lender arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Lender and opened for Borrower’s account or by Lender’s interpretations of any Letter of Credit issued by Lender for Borrower’s account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Lender to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Lender harmless with respect to any loss, cost, expense, or liability incurred by Lender under any Letter of Credit as a result of Lender’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.
1.8 Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Lender’s satisfaction its Obligations with respect to any Ancillary Services by the Maturity Date, then, effective as of such date, without limiting Lender’s other rights and remedies, the balance in any deposit accounts held by Lender and the certificates of deposit or time deposit accounts issued by Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue. Without limiting the foregoing, all Obligations relating to Ancillary Services shall be due and payable on the Maturity Date.
1.9 Special LIBOR Rate Provisions. The following provisions apply with respect to Adjusted LIBOR Rates (notwithstanding any other provision hereof).
(a)    Change in Adjusted LIBOR Rate. Any Adjusted LIBOR Rate may be prospectively adjusted by Lender from time to time to account for, without duplication, any additional or increased cost of maintaining any necessary reserves for Eurodollar deposits (other than any increase in the Reserve Percentage) or any increased costs due to changes in the applicable law occurring subsequent to the commencement of the then-applicable Interest Period. Lender will give Borrower notice of any such determination and adjustment prior to such determination or adjustment. Upon written request by Borrower, Lender will furnish a statement to Borrower setting forth the basis and the method for determining the amount of such adjustment. A determination by Lender hereunder will be conclusive absent manifest error. When Lender provides any such notice of adjustment, then Borrower may elect to change the then-applicable rate index (and Applicable Margin) to the Prime Rate plus the Applicable Margin. Such election to change the rate index must be made by providing Lender written notice thereof at any time within ten (10) Business Days after receipt of such notice of adjustment (notwithstanding any restriction hereunder limiting rate index changes to certain dates, but subject to the requirement to pay all associated costs therewith). Upon Lender’s receipt of any such written election, the Loans will thereupon begin to accrue interest at the Prime Rate plus the Applicable Margin for the remainder of the then-current Interest Period, with the interest during such interest period to be adjusted on each date there is a change in the Prime Rate during such Interest Period.
(b)    Unavailability of Eurodollar Funds. An Adjusted LIBOR Rate will not be available hereunder if the Lender at any time determines that (1) the LIBOR Rate has been discontinued or is unavailable, or (2) an Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining balances under the Loans, or (3) by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not then exist for ascertaining an Adjusted LIBOR Rate, or (4) an Adjusted LIBOR Rate is no longer used as an industry-accepted reference rate for loans similar in type to the Loan. Upon the Lender making the foregoing determination, Lender will provide a copy thereof to Borrower and Lender will furnish to Borrower a statement setting forth the basis for such determination. A determination by Lender hereunder will be conclusive absent manifest error.
(c)    Illegality. An Adjusted LIBOR Rate also will not be available hereunder if Lender at any time determines that it is unlawful or impossible to fund or maintain sufficient Eurodollar liabilities for Loans under an Adjusted LIBOR Rate. Lender will give Borrower notice of any such determination and adjustment prior to such determination or adjustment, and Lender will furnish to Borrower a statement setting forth the basis for such determination. A determination by Lender hereunder will be conclusive absent manifest error.
(d) Alternative Rate. During the occurrence of any event described in Section 1.9(b) or 1.9(c), the Lender’s obligation hereunder to provide Loans based on an Adjusted LIBOR Rate will be suspended, and during such period, the outstanding principal balance of the Loans will bear interest at a substitute or successor base rate that Lender has determined in its sole but reasonable discretion is most comparable to the Adjusted LIBOR Rate plus the Applicable Margin, provided that if Lender determines that there is no such substitute or successor base rate, then the Loans shall bear interest at a rate equal to the Prime Rate plus the Applicable Margin, adjusted with each change in the Prime Rate.
2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.
Notwithstanding the foregoing, the Collateral shall not include any of the following property (the “Excluded Property”):
(i)     property which consists of a license of Intellectual Property to Borrower, pursuant to a license which is nonassignable by its terms without the consent of the licensor thereof (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Section 9408 of the Code);
(ii)     property which consists of a lease of Equipment leased to Borrower pursuant to a capital lease which by its terms is non-assignable (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Sections 9407 of the Code);
(iii)     Equipment as to which the granting of a security interest in it is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such Equipment shall automatically become part of the Collateral; or
(iv)     property that is subject to a Lien that is permitted pursuant to clause (i) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, but only to the extent such prohibition is enforceable under applicable law, and provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; or
(v)     intent to use trademarks at all times prior to the first use thereof, whereby the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent that granting of a security interest in such intent-to-use trademarks would be contrary to applicable law; or
(vi) property that consists of outstanding capital stock of any Foreign Sub in excess of 65% of the voting power of all classes of capital stock of such Foreign Sub entitled to vote;
provided that direct and indirect proceeds of Excluded Assets are not Excluded Assets, unless such proceeds themselves fall within one of the categories (i) through (vi) above.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations in this Section 3 will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants in this Section 3, throughout the term of this Agreement and until all Obligations have been paid and performed in full:
3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $500,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.
3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 10 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.
3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Lender at least 10 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral (excluding Excluded Inventory) with an aggregate fair market value in excess of $1,000,000 (for all Collateral so moved in any fiscal year) to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $500,000 fair market value of Equipment and Inventory is located.
3.4 Title to Collateral; Perfection; Permitted Liens.
(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.
(b)    Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and, subject to Section

8(c) of the Schedule, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its Good Faith Business Judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.
(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $500,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.
(d)     None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Subject to any statutory landlord liens, Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Without limiting the other provisions of this Agreement, whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Lender, use commercially reasonable efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify in its Good Faith Business Judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
(e)    Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.
(f)    Borrower is the sole owner of, or has licensee rights to, the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.
3.5 Maintenance of Collateral. Borrower will maintain the Inventory in good and merchantable condition and maintain all other tangible Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.
3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.
3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with ASC 718 Compensation – Stock Compensation in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.
3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
3.9 Compliance with Law.
(a) Except as disclosed in the Representations, Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.
(b) Borrower is not in violation of, and shall not violate, in any material respect any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.
(c) Borrower is in compliance in all material respects with all applicable Anti-Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
3.10 Litigation. Except as disclosed in the Representations, as of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $1,000,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted, or any material updates or developments to any previously disclosed litigation, claim or investigation, against Borrower involving any claim against Borrower of more than $1,000,000 or which could reasonably have a material impact on the business of Borrower.
3.11 Use of Proceeds. All proceeds of all Loans shall be used solely to (a) refinance the existing term loan, revolving loans and ancillary services outstanding under the Prior Loan Agreement on the date hereof, (b) for Borrower’s working capital and general corporate purposes, including capital expenditures and (c) to fund acquisitions not expressly prohibited hereunder. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
4. ACCOUNTS. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects, and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally). After the occurrence and during the continuance of an Event of Default, Lender may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose, and Lender or its designee may, at any time, after the occurrence and during the continuance of an Event of Default, notify Account Debtors that it has a security interest in the Accounts.
5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as the exclusive loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender and shall name Lender as an additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Lender shall release to Borrower insurance proceeds with respect to Equipment totaling less than $2,500,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.
5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.
5.4 Access to Collateral, Books and Records. At reasonable times, and on five Business Days’ prior notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be conducted no more frequently than once every 12 months, at Borrower’s expense, and the charge therefor shall be $900 per person per day (or such other amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender).
5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender’s prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:
(i) merge or consolidate with another corporation or entity, except that a Borrower may merge into another Borrower or a Subsidiary of Borrower may merge into Borrower or another Subsidiary, in each case with ten Business Days prior written notice to Lender;
(ii) [intentionally omitted];
(iii) enter into any other transaction outside the ordinary course of business (unless such transaction is not prohibited by the other provisions of this Section 5.5 and except for Borrower’s sale of equity securities in a public offering);
(iv) sell or transfer any Collateral, except for (A) the sale of finished Inventory in the ordinary course of a Borrower’s business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business, (C) non-exclusive licenses of Intellectual Property in the ordinary course of business, or other licenses of Intellectual Property in the ordinary course of business that may be exclusive in certain respects, but that could not result in a legal transfer of title of the licensed property and that do not constitute a transfer of a significant portion of the value of the licensed property, (D) sales or transfers not otherwise permitted in this subsection (iv) which in the aggregate do not exceed $1,000,000 in any fiscal year, (E) sales or transfers from a Borrower to another Borrower, and (F) transfers otherwise explicitly permitted pursuant to other provisions of Section 5.5);
(v) store any Inventory or other Collateral with any warehouseman or other third party, unless (A) such Inventory or Collateral has a fair market value of less than $1,000,000 in the aggregate (excluding Excluded Inventory), (B) such Inventory is Excluded Inventory, or (C) there is in place an agreement by such warehouseman or other third party in favor of Lender in such form as Lender shall specify in its good faith business judgment;
(vi) [intentionally omitted];
(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;
(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;
(ix) guarantee or otherwise become liable with respect to the Indebtedness of another party or entity other than Permitted Indebtedness;
(x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities, except for (A) repurchases of stock from former employees, consultants or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $500,000 in any fiscal year, and (B) repurchases of stock with the identifiable proceeds of Borrower’s issuance of equity securities received for such repurchase;
(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;
(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, and (iii) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business; or
(xiv) reincorporate in another state;
(xv) change its fiscal year;
(xvi) create a Subsidiary, except for Foreign Subs, provided that any newly formed Foreign Subs will be subject to the limitations and terms set forth in Section 8 of the Schedule to this Agreement;
(xvii) dissolve or elect to dissolve, except that a wholly-owned Subsidiary of Borrower may dissolve, with ten Business Day prior written notice to the Lender, if all of its assets are distributed to the Borrower which owns 100% of its stock; or
(xviii) agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender or subject to the payment in full of the Obligations hereunder and termination of this Agreement.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.
5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
5.7    Notification of Changes. Borrower will give Lender written notice of any change in its chief executive officer or chief financial officer within ten days after the date of such change.
5.8    Registration of Intellectual Property Rights.
(a)    Within 30 days of the last day of each fiscal quarter, Borrower shall promptly give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any.
(b)    Within 30 days of the last day of each fiscal quarter, Borrower shall (i) give Lender written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) execute such documents as Lender may reasonably request for Lender to maintain its perfection in the Intellectual Property rights to be registered by Borrower; (iii) upon the request of Lender, either deliver to Lender or file such documents simultaneously with the filing of any such applications or registrations; (iv) promptly provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights.
(c)    Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property, (ii) detect infringements of the Intellectual Property, and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(d)    Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.
5.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license agreement in the future, Borrower shall: (i) provide written notice to Lender of the material terms of such license agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest therein, provided, however, that a failure to obtain any such consent or waiver and an inadvertent failure to timely notify Lender of such material inbound license agreement or shall not constitute a default under this Agreement.
5.10 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
6. TERM.
6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 6.2 and 6.3 below.
6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective five Business Days after written notice of termination is given to Lender (or such shorter period as consented to by Lender); or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.
6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Lender or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Lender, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit, plus all interest, fees and cost due or to become due in connection therewith (as estimated by Lender in its Good Faith Business Judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Lender’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Lender’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full. Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be required to fully terminate Lender’s security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Lender’s receipt of the following, in form and content satisfactory to Lender: (i) cash payment in full of all of the Obligations and performance by Borrower of all non-monetary Obligations under this Agreement, (ii) written confirmation by Borrower that the commitment of Lender to make Loans under this Agreement has terminated, (iii) a general release of all claims against Lender, its officers, directors, agents, attorneys and Affiliates by Borrower relating to Lender’s performance and obligations under the Loan Documents, on Lender’s standard form, and (iv) an agreement by Borrower, and any new lender to Borrower to indemnify Lender for any payments received by Lender that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.
7. EVENTS OF DEFAULT AND REMEDIES.
7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or
(c) any Overadvance shall occur which is not immediately cured; or
(d) Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 3.8 (titled “Tax Returns and Payments; Pension Contributions”), Section 5.2 (titled “Insurance”), Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), Section 6 of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or
(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or
(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within 10 days after the occurrence of the same; or
(g) any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of the Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency;
(h) any default or event of default occurs under any Indebtedness in excess of $1,000,000 which is not cured within any applicable cure period or waived in writing; or
(i) [intentionally omitted]; or
(j)     a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 days or more; or
(k) Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or
(l) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 60 days after the date commenced (but no Loans or other extensions of credit need be made or provided by Lender until such dismissal has occurred); or
(m) any revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations, or any document or agreement securing such guaranty or relating thereto, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor, or death of any Guarantor; or
(n) revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by or against any such third party; or
(o) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or
(p) a Change in Control shall occur; or
(q) [intentionally omitted]; or

(r) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law.
Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.
7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; provided, however, that upon the occurrence and continuance of any Event of Default described in Section 7.1(k) or Section 7.1(l), the obligation of any Lender to make Loans shall automatically terminate and the Obligations shall automatically become due and payable, and demand that Borrower (i) deposit cash with Lender in an amount equal to the amount of any Ancillary Services Reserves, as collateral security for the repayment of all Obligations, and (ii) pay in advance all Letter of Credit fees and other fees relating to Ancillary Services scheduled to be paid or payable over the remaining term of the Letters of Credit or applicable Ancillary Service, and Borrower shall promptly deposit and pay such amounts (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’s Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations and Letter of Credit Fees shall be increased by an additional five percent per annum (the “Default Rate”).
7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
7.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and Borrower shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.
7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession; (d) endorse all checks and other forms of remittances received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.
7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.
7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
8.    DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
“Account Debtor” means the obligor on an Account.
“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
“Adjusted LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) determined by Lender pursuant to the following formula:

Adjusted LIBOR Rate =	the greater of (a) the LIBOR Floor and (b) LIBOR Rate
1 - Reserve Percentage
For purposes of this calculation, (i) “LIBOR Rate” means the London Interbank Offered Rate per annum (determined by Lender) two (2) Business Days prior to the first day of any Interest Period for which the Adjusted LIBOR Rate is applicable as published by Reuters Monitor Money Rate Service and displayed on the LIBOR page as the “LIBOR Rate” (or, if Reuters is not available, then as published by Bloomberg and displayed on page 3750 as the ICE LIBOR, as applicable) (or, in any such instance, as published by such other service or displayed on such other page as may replace such service or page for the purpose of displaying rates or prices comparable to the designated rate) for the offering of U.S. Dollar deposits by leading banks in the London interbank market for a period of approximately 3 months and in an amount approximately equal to the amount outstanding hereunder to which such LIBOR Rate will be applicable and (ii) the “Adjusted LIBOR Rate” shall in no event be less than the LIBOR Floor. If more than one such rate is displayed on such page or its replacement, then the LIBOR Rate will be the arithmetic mean of such displayed rates. If the first day of the applicable Interest Period is not a Business Day, then the applicable LIBOR Rate will be the rate in effect on the immediately preceding Business Day. For purposes of this calculation, (a) “Reserve Percentage” means that percentage (expressed as a decimal) prescribed by the FRB (or any other governmental or administrative agency or funding source to which Lender is subject) for determining the reserve requirements (including any basic, supplemental, marginal or emergency reserves) for deposits of U.S. Dollars with maturities of comparable duration in a non-U.S. or an international banking office and (b) “LIBOR Floor” means 0.00% per annum.
“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
“Ancillary Services” means any of the products or services requested by Borrower and approved by Lender, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, and other treasury management services.
“Ancillary Services Reserves” is defined in Section 1.6
“Ancillary Services Sublimit” is set forth in Section 1 of the Schedule.
“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Assets Control and any other enabling legislation or executive order relating thereto (as any of the foregoing applicable laws may from time to time be amended, renewed, extended or replaced).
“Applicable Margin” is defined in Section 2 of the Schedule.
“this Agreement”, “the Loan Agreement” and “this Loan Agreement” mean collectively to this Amended and Restated Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Lender.
“Business Day” means a day on which Lender is open for business and, if the applicable Business Day relates to any LIBOR Rate Loan, such day must also be a day on which dealings are carried on in the London interbank market.
“Change in Control” means: (i) other than by the sale of Borrower’s equity securities in a public offering, a change in the record or beneficial ownership of an aggregate of more than 50% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, or Borrower shall cease to own 100% of the outstanding stock of any Subsidiary (unless otherwise permitted by this Agreement), in each case without the prior written consent of Lender, or (ii) a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Code” means the Uniform Commercial Code as adopted and in effect in the State of North Carolina from time to time.
“Collateral” has the meaning set forth in Section 2 above.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 7.2 above.
“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
“Designated Foreign Subs” means nLight Laser Technology (Shanghai) Co., Ltd. and nLight Oy (Finland).

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.
“Excluded Inventory” means (i) any demonstration products delivered to customers or sales representatives in the ordinary course of business, and (ii) any inventory consigned to third parties in the ordinary course of business in connection with coding, processing or testing of such Inventory.
“Foreign Subs” has the meaning given in Section 8(d) of the Schedule.
“FX Contracts” means contracts between Borrower and Lender for foreign exchange transactions.
“Foreign Exchange Reserve Percentage” means reserves in an amount equal to a percentage of FX Contracts outstanding, as determined by Lender, in its sole discretion from time to time.
“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.
“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Good Faith Business Judgment” means Lender’s business judgment, exercised honestly and in good faith and not arbitrarily.
“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.
“including” means including (but not limited to).
“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Interest Period” means, as to each Revolving Loan, the period (x)(i) initially, commencing on the date such Loan is disbursed; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires and (y) ending one (1) month, two (2) months, three (3) months or six (6) months thereafter; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.
“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)
“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Lender at Borrower’s request.
“Letter of Credit Fees” is defined in Section 1.7.
“LIBOR Floor” has the meaning set forth in the definition of “Adjusted LIBOR Rate”.
“LIBOR Rate” has the meaning set forth in the definition of “Adjusted LIBOR Rate”.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance (for the avoidance of doubt, prepayments on capital expenditures shall not constitute “Liens”).
“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
“Material Adverse Change” means any circumstances which would reasonably be expected to have a Material Adverse Effect; provided that, in determining whether a Material Adverse Effect has occurred, Lender will take into consideration (a) whether Borrower will have, as determined in Lender’s good faith judgment, sufficient cash resources to repay the Obligations as and when due, and (b) whether Borrower’s investors will continue to fund Borrower in the amounts and timeframe necessary, in Lender’s good faith judgment, to enable Borrower to satisfy the Obligations as they become due and payable.
“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.
“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification, Ancillary Service, or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents. Notwithstanding anything in this Agreement, the term “Obligations” shall not include any of Borrower’s obligations under any warrants or other related agreements governing the rights of the holder of any warrant or equity security issuable upon exercise or conversion of a warrant.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
“Overadvance” is defined in Section 1.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.
“Permitted Indebtedness” means:
(i) the Obligations;
(ii) Indebtedness existing on the date hereof and disclosed in the Representations;
(iii) trade payables incurred in the ordinary course of business;
(iii-A) Indebtedness incurred on corporate credit cards in a total amount outstanding at any time not to exceed $1,000,000.
(iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(v) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $3,000,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;
(vi) Subordinated Debt;
(vii) Indebtedness of a Borrower owed to another Borrower or to a Subsidiary (but payments on Indebtedness of a Borrower to Foreign Subs shall be subject to Section 8(d) of the Schedule);
(viii) guaranties of Indebtedness that otherwise constitutes Permitted Indebtedness;
(ix) Other Indebtedness not exceeding $1,000,000 in the aggregate outstanding at any time; and
(x) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (ix) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.
“Permitted Intercompany Investments” is defined in Section 8(d) of the Schedule.
“Permitted Investments” means:
(i)    Investments existing on the date hereof and disclosed in the Representations;
(ii)    Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;
(iii)     [intentionally omitted];
(iv)    Investments of a Borrower in another Borrower;
(v)    Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;
(vi)     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(vii)     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;
(viii) Permitted Intercompany Investments; and
(ix) other Investments in an aggregate amount not to exceed $1,000,000 in any fiscal year.
“Permitted Liens” means the following:
(i) purchase money security interests in specific items of Equipment;
(ii) leases of specific items of Equipment;
(ii-A) Liens listed on the Representations;
(iii) Liens for taxes not yet payable;
(iv) additional security interests which are consented to in writing by Lender, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Lender pursuant to a Subordination Agreement or Intercreditor Agreement in such form and containing such provisions as Lender shall specify in its Good Faith Business Judgment;
(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;
(vi) security interests being terminated substantially concurrently with this Agreement;
(vii) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $500,000 at any time;
(viii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $1,000,000 at any time; and
(ix) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of business;
(x) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and other licenses of Intellectual Property in the ordinary course of business that may be exclusive in certain respects, but that could not result in a legal transfer of title of the licensed property and that do not constitute a transfer of a significant portion of the value of the licensed property;
(xi) Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions, provided that, (A) such Liens are limited to usual and customary charges for services rendered in connection with said accounts, and erroneous entries or charge-backs to said accounts, and (B) subject to Section 8(c) of the Schedule to this Agreement, Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts;
(xii) Liens existing as of the date hereof and disclosed in the Representations;

(xiii) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(xiv) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding a total of $1,000,000 at any time.
Lender will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.
“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
“Prime Rate” means the variable rate of interest per annum, most recently announced by Lender as its “prime rate” (whether or not such announced rate is the lowest rate available from Lender); provided that in no event shall the Prime Rate be less than 0.00%.
“Representations” means the written Borrower Information Certificate provided by Borrower to Lender referred to in the Schedule.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFCA.
“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC).
“Subordinated Debt” means unsecured Indebtedness for borrowed money, which is on terms and conditions satisfactory to Lender in its Good Faith Business Judgment, which has a maturity date at least three months after the Maturity Date, and which is fully subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment.
“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied; provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Borrower and Lender shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that until so amended, (i) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the date hereof shall not be treated as a capital lease obligation solely as a result of the implementation of changes in GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
9.    GENERAL PROVISIONS.
9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender’s Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Eastern Time on any day, they shall be deemed received on the next Business Day.
9.2 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.
The Borrowers shall pay Lender, the amount shown as due on any such certificate within 10 Business Days after receipt of such certificate.
9.2A Increased LIBOR Funding Costs. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of “LIBOR”) or otherwise increase the cost to a Lender of making or maintaining a Loan, then Borrower shall from time to time within fifteen (15) Business Days after notice from Lender (together with the certificate referred to in the next sentence) pay to Lender such additional amounts as are reasonably sufficient to compensate Lender for such increased cost; provided that Borrower shall not be liable for such compensation if, in the case of requests for reimbursement resulting from a market disruption, the relevant circumstances are not generally affecting the banking market; provided, further, that to the extent any such costs or reductions are incurred by Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then Lender shall be compensated pursuant to this Section 9.2A only to the extent Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
9.3 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Revolving Loan account (in which event they will bear interest at the same rate applicable to the Revolving Loans), or any of Borrower’s Deposit Accounts maintained with Lender.
9.4 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.
9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.
9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
9.8 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE ORDER. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.
9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.
9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
9.12 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys’ and consultant’s fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors;

commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.
9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
9.15 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.
9.17 [Intentionally Omitted].
9.18 Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.
9.19 Governing Law; Jurisdiction; Venue; Arbitration. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of North Carolina. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, and each consents to the jurisdiction of an such court, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law. If the jury waiver set forth in Section 21 below is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator. WITHOUT LIMITING THE ABOVE CHOICE OF LAW PROVISIONS, THE PARTIES ACKNOWLEDGE THAT ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
9.20 Multiple Borrowers; Suretyship Waivers. At any time that there are more than one Borrower, the following provisions shall apply:
(a) Borrowers’ Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender. Lender may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers’ agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby. In the discretion of the Lender, the Collateral Account may be in the name of any one or more of the Borrowers, and checks and other payments made payable to any Borrower may be deposited into such Collateral Account.
(b)    Waivers. Each Borrower hereby waives: (i) any right to require Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any Guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any Guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any Guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any Guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Lender for repayment or recovery of any amount or amounts received by Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Lender with any such claimant (including without limitation any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to Lender under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.
(c)    Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in Lender’s sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or Guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any Guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.
(d)    Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting Lender to furnish to it any information now or hereafter in Lender’s possession concerning the same or any other matter.
(e) Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

9.21 Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY

RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.
9.22 PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.
9.23 Release of Existing Co-Borrower. Upon the effectiveness of this Agreement, each of Borrower, Lender and the Existing Co-Borrower hereby agrees that (a) the Existing Co-Borrower shall be released from all of its obligations under the Prior Loan Agreement and the other Loan Documents and, as a result thereof, shall not be a party to this Agreement and shall cease to be a party to each other Loan Document (as defined in the Prior Loan Agreement) to which it is a party as of the date hereof and (b) any and all Liens on the assets of the Existing Co-Borrower created pursuant to the Prior Loan Agreement or any other Loan Document shall be automatically terminated and released. Lender agrees to execute and deliver such releases and related documents as the Existing Co-Borrower may reasonably request in order to evidence or give public notice of such Lien termination.
[Signatures on Next Page]
Form Version: -5.4 (07-13)
Document Version – 3

Borrower:
NLIGHT, INC.

By: /s/ Kerry Hill
Name: Kerry Hill
Title: VP Finance and Corporate Secretary

Lender:
PACIFIC WESTERN BANK

By: /s/ Stephen J. Berens
Name: Stephen J. Berens
Title: SVP

Schedule to
Second Amended and Restated
Loan and Security Agreement

Borrowers:        NLIGHT, INC., a Delaware corporation

Address:        5408 NE 88th Street, Bldg. E
Vancouver, WA 98665

Date:            September 24, 2018
This Schedule forms an integral part of the Second Amended and Restated Loan and Security Agreement between PACIFIC WESTERN BANK and the above Borrowers dated as of even date herewith (the “Loan Agreement”).

1. CREDIT LIMIT
(Section 1.1):

Revolving Loans:	The Loans shall consist of revolving loans (“Revolving Loans”) in a total amount at any time outstanding not to exceed $40,000,000 (the “Credit Limit”).
All term loans and revolving loans outstanding on the date hereof under the Prior Loan Agreement shall constitute the opening balance of the revolving loan facility under this Agreement.
Subject to the terms and conditions of the Loan Agreement, Revolving Loans may be borrowed, repaid and re-borrowed, until the Maturity Date, on which date the entire unpaid principal balance of the Revolving Loans and all accrued and unpaid interest thereon shall be due and payable. After the Maturity Date no further Revolving Loans shall be made.

Ancillary Services Sublimit:	$5,000,000

2. INTEREST.
Interest Rates (Section 1.2):
The outstanding principal amount of the Revolving Loans shall bear interest at a fluctuating rate that, when annualized, is equal to the Adjusted LIBOR Rate or Prime Rate plus a margin based on

Borrower’s Total Cash (the “Applicable Margin”) as determined initially on the date such Revolving Loan is made and subsequently on the first date of any subsequent Interest Period, as follows:

Total Cash	Applicable Margin
	Adjusted LIBOR Rate	Prime Rate
Equal to or greater than $100,000,000	Adjusted LIBOR Rate plus 1.35%	Prime Rate minus 1.40%
Equal to or greater than $50,000,000 but less than $100,000,000	Adjusted LIBOR Rate plus 1.75%	Prime Rate minus 1.00%
Less than $50,000,000	Adjusted LIBOR Rate plus 2.25%	Prime Rate minus 0.50%

The initial interest on the Revolving Loans as of the date hereof, shall be Adjusted LIBOR Rate plus 1.35% per annum with an Interest Period of 1-month (the “Initial Interest Period”).
As used herein “Total Cash” means, the aggregate amount of all unrestricted cash held in an account with Lender and at investment accounts with Raymond James & Associates, Inc., so long as such investment accounts are subject to a control agreement or a pledge agreement (as applicable) in favor of Lender, in form and substance acceptable to Lender and sufficient to perfect Lender’s first-priority security interest in the same.
Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. In computing interest on the Loan, the date of funding of the Loan or the first day of an Interest Period applicable to the Loan, shall be included; and the date of payment of the Loan or the expiration date of an Interest Period applicable to the Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan. Interest on Adjusted LIBOR Rate Loans shall be payable to Lender in accordance with Section 1.2 of the Loan Agreement, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise.
If Borrower chooses for the Obligations to be charged interest at the Prime Rate plus Applicable Margin (based on Total Cash), the interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.
If Borrower chooses for the Obligations to be charged at the Adjusted LIBOR Rate plus Applicable Margin, then the Adjusted LIBOR Rate applicable to the Obligations for the Interest Period chosen will not change until the next applicable Interest Period.
At least three (3) Business Days prior to the end of the current Interest Period, Borrower shall provide Lender written notice of Borrower’s choice to either continue all Loans at the Adjusted LIBOR Rate plus Applicable Margin (and which Interest Period will apply) or convert all Loans to Prime Rate plus Applicable Margin. At the beginning of new Interest Period, the applicable interest rate will be determined by the Total Cash for such new Interest Period as provided for above and shall apply to all Loans made during such new Interest Period as well as all outstanding Obligations.
As an example, assuming the Initial Interest Period is three (3) months, Borrower’s Total Cash exceed $100,000,000, the Loan Agreement is signed and closed on August 31, 2018 and the three (3) month LIBOR Rate for August 29, 2018 is 2.35%, then the applicable interest rate will be 3.70% per annum [2.35% (Adjusted LIBOR Rate) plus 1.35% (Applicable Margin)]. All Loans made during the three (3) month period from August 31, 2018 through November 28, 2018 will use the same Adjusted LIBOR Rate of 2.35%. Thus, if a Loan is made on November 9, 2018 and Borrower’s Total Cash is $98,000,000 on that date, the applicable interest rate for such Loan through the end of the Interest Period will be 4.10% per annum [2.35% (Adjusted LIBOR Rate) plus 1.75% (Applicable Margin)].
Continuing with the example, on or before November 25, 2018, Borrower shall provide Lender written notice as to whether Borrower wishes all Loans to be converted to Prime Rate plus Applicable Margin or continue all Loans as Adjusted LIBOR Rate plus Applicable Margin and at what Interest Period. Assuming Borrower chooses a three (3) month Interest Period, the applicable three (3) month LIBOR Rate is 2.33% and Total Cash exceeds $100,000,000, then the applicable interest rate for all Obligations beginning on the first day of the new Interest Period will be 3.68% per annum [2.33% (Adjusted LIBOR Rate) plus 1.35% (Applicable Margin)]. All Loans made during the three month period from November 28, 2018 through February 25, 2019 will use the same Adjusted LIBOR Rate of 2.33%.

3. FEES (Section 1.4):

Restatement Fee:    $20,000, payable concurrently herewith

Unused Line Fee:    In the event, in any quarter (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Revolving Loans and Ancillary Services outstanding during quarter month is less than the Credit Limit, Borrower shall pay Lender an unused line fee in an amount equal to 0.20% per annum on the difference between the Credit Limit and the average daily principal balance of the Revolving Loans and Ancillary Services outstanding during the quarter, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following quarter and upon termination of this Loan Agreement.

4. MATURITY DATE
(Section 6.1):     September 24, 2021.

5. FINANCIAL COVENANTS
(Section 5.1):    In the event that Total Cash is equal to or below $50,000,000 at the end of a fiscal quarter, Borrower shall comply with each of the following covenants on a consolidated basis. Compliance shall be determined as of the end of each quarter, as applicable:
Minimum Cumulative
EBITDA Less Capital

Expenditures:	Borrower shall not permit its Minimum Cumulative EBITDA Less Capital Expenditures to be less than the amount set forth below for the period (“Test Period”) ending on the following dates:

Test Period End Date	Minimum Cumulative EBTIDA Less Capital Expenditures
9 month period ending September 30, 2018	$0
12 month period ending December 31, 2018	$5,000,000

3 month period ending March 31, 2019	($2,500,000)
6 month period ending June 30, 2019	$0
9 month period ending September 30, 2019	$1,500,000
12 month period ending December 31, 2019	$6,500,000

3 month period ending March 31, 2020	($1,500,000)
6 month period ending June 30, 2020	$0
9 month period ending September 30, 2020	$2,500,000
12 month period ending December 31, 2020	$7,500,000

3 month period ending March 31, 2021	($1,000,000)
6 month period ending June 30, 2021	$500,000
9 month period ending September 30, 2021	$3,500,000

Definitions:
“Capital Expenditures” means unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to fixed assets, and software development.
“EBITDA” means with respect to any fiscal period, on a consolidated basis, an amount equal to the earnings of Borrower before the sum of (a) tax, plus (b) depreciation and amortization, plus (c) interest, plus (d) non-cash expenses and charges, including, without limitation, any non-cash stock compensation expenses, plus (e) non-recurring charges in connection with workforce reductions.

6. REPORTING.
(Section 5.3):
Borrower shall provide Lender with the following, all of which shall be in such form as Lender shall specify:
(a)    Quarterly accounts receivable agings, aged by invoice date, within 45 days after the end of each quarter (or 90 days if such quarter is also the end of the fiscal year);
(b)    Quarterly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within 45 days after the end of each quarter (or 90 days if such quarter is also the end of the fiscal year);
(c)    [Omitted];
(d)    [Omitted];
(e)    Quarterly unaudited financial statements, as soon as available, and in any event within 45 days after the end of each quarter (or 90 days if such quarter is also the end of the fiscal year);
(f)    Annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower prior to February 1 of such year, approved by Borrower’s board of directors;
(g)    Annual financial statements of Borrower on a consolidated basis, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Lender;
(h)    Each of the financial statements in subsections (e) and (g) above shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer or

VP Finance of Borrower, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment;
(i)    promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;
(j)    such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time;
(k)    Concurrently with a Compliance Certificate delivered pursuant to clause (h) above, a report signed by Borrower, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in exhibits to any Intellectual Property Security Agreement delivered to Lender by Borrower in connection with the Loan Agreement; and
(l)With respect to nLight Laser Technology (Shanghai) Co., Ltd., Borrower shall provide Lender with the reports set forth in subsections (a) and (b) above.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Borrower Information Certificate submitted to Lender on August 21, 2018 (the “Representations”) is true and correct in all material respects as of the date hereof.

8. ADDITIONAL PROVISIONS

(a)
Subordination of Inside Debt. All present and future indebtedness for borrowed money of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding.

(b)	Reserved.

(c)
Deposit Accounts. Borrower shall at all times maintain its Deposit Accounts and primary investment accounts with Lender or Lender’s Affiliates; provided however, that Borrower may maintain (i) Deposit Accounts with institutions other than Lender (“Excepted Deposit Accounts”) so long as the aggregate combined balance in all Excepted Deposit Accounts does not at any time exceed €200,000, or the equivalent thereof in US Dollars and (ii) a primary investment account with Raymond James & Associates, Inc. As of the date hereof, Borrower represents and warrants to Lender that Lender has obtained a control agreement or a pledge agreement (as applicable) for each other bank or other institutions where its investment accounts are maintained and such agreements are sufficient to perfect Lender’s first-priority security interest in the same, provided that, without limiting the foregoing, Lender acknowledges and agrees that Borrower shall not be required to cause institutions at which Borrower maintains Excepted Deposit Accounts to enter into such control agreements.

(d)
Foreign Subsidiaries; Foreign Assets. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries which are not Borrowers hereunder, except for (i) Arbor Photonics, LLC and (ii) Subsidiaries organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (“Foreign Subs”). Borrower may make Investments in the Foreign Subs and payments on Indebtedness to Foreign Subs, in an aggregate amount not to exceed the amount necessary to fund the current operating expenses and capital needs for expansion of the Foreign Subs (taking into account their revenue from other sources); provided that the total of such investments and loans in any fiscal year to all such Foreign Subs and the total payments on Indebtedness to such Foreign Subs shall not exceed a total of $5,000,000 (“Permitted Intercompany Investments”). Except for Permitted Liens, Borrower shall not permit any of the assets of any of the Foreign Subs to be subject to any security interest, lien or encumbrance, and Borrower shall not agree with any other Person to restrict its ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets.

(a)	Arbor Photonics. Borrower represents and warrants that Borrower’s subsidiary, Arbor Photonics, LLC, a Delaware limited liability company, will at no time hold any assets or have any operations, other than that certain Amended and Restated Patent and Software License Agreement, dated as of December 20, 2012, by and between Arbor Photonics, LLC and the Regents of the University of Michigan, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(b)
Perfection of Security Interest in Stock of Foreign Subs. Within 60 days after Lender’s written request, Borrower shall take such steps as are reasonably requested by Lender to perfect Lender’s security interest in 65% of the stock, units or other evidence of ownership held by Borrower in the following Foreign Subs: nLight Laser Technology (Shanghai) Co., Ltd. and nLight Oy (Finland), in the jurisdictions in which they are organized, in form and substance reasonably satisfactory to Lender, provided the perfection of such security interest(s) is feasible and can be accomplished at reasonable expense, as determined by Lender in its Good Faith Business Judgment.

[Signatures on Next Page]
Form Version: -5.4 (07-13)
Document Version – 3

Borrower: NLIGHT, INC. By: /s/ Kerry Hill Name: Kerry Hill Title: VP Finance and Corporate Secretary	Lender: PACIFIC WESTERN BANK By: /s/ Stephen J. Berens Name: Stephen J. Berens Title: SVP